Exhibit 99.1

Cordia Signs Letter of Intent to Acquire

the TSI Group of Companies (“TSI”)

TSI distributes prepaid telecommunications products and services through over 7,000 retail locations and has approximately $46 million in annual revenues

Acquisition, once completed, is expected to nearly double Cordia’s annual revenues to approximately $100 million, add a full range of prepaid products and services to Cordia’s existing services portfolio and create a large new sales channel for Cordia’s CLEC, VoIP, and Magellan Services

Cordia to Seek Additional Acquisitions of Telecommunication Services Marketing and Distribution Companies

Winter Garden, Florida – March 11, 2008 – Cordia Corporation (OTCBB: CORG), a global communications service provider of traditional CLEC and Voice over Internet Protocol (“VOIP”) technologies announced that its wholly-owned subsidiary, CordiaIP Corp.,  has signed a letter of intent to acquire the six companies comprising the TSI Group (“TSI”), a distributor of prepaid telecommunications services. In addition, Cordia will enter into an investment agreement to acquire a minority interest in Wholetel, Inc., a startup company affiliated with TSI that operates a turnkey products and services delivery system for retailers and consumers. Terms of the transactions were not disclosed.

In conjunction with the acquisition, Mohammed Markatia, founder of TSI, along with TSI’s regional management teams, will join Cordia to head up Cordia’s Over the Counter (“OTC”) and electronic distribution channels for both prepaid and post paid products and services. Mr. Markatia previously founded and served as CEO for PaySmart America, Inc. which was the first widely installed point of sale system for prepaid products with an installed base of more than 10,000 retail locations, delivering 300 SKUs for over 50 vendors when it was sold in 2001.

In addition, Peter M. Vita, one of the founders of PT-1 Communications, Inc., will join Cordia and head up Cordia’s retail and consumer products division. Mr. Vita was the former President and a Director of PT-1 Communications Inc., which was founded in 1995 and sold in 1999 after it had grown to more than $500 million in revenues.

Kevin Griffo, Cordia Corporation’s President and COO stated, “This is a transformational transaction for CordiaIP and Cordia Corporation. Upon completion of this transaction we will have total annual revenues of approximately $100 million with combined revenues from IP Communications and prepaid services being approximately the same as our revenues from our traditional CLEC business.” Mr. Griffo continued, “In addition, this transaction creates a multitude of synergistic opportunities for Cordia. With Mohammed and Peter, we have two of the most seasoned, creative and successful entrepreneurs and executives in the prepaid services and distribution business. Together we expect to create a series of prepaid products and services based on Cordia’s existing VoIP, Magellan and CLEC services and in addition create new wireless, long distance and stored value products and services for our domestic and international markets.”

Peter Vita added, “We believe that prepaid service distribution organizations and platforms are an attractive entry point into the next wave of enhanced prepaid products and services, which are expanding rapidly in both the number of product offerings and sales volume. Cordia IP’s networking facilities and Cordia’s domestic and international presence and operational capabilities will allow us to immediately move forward with new domestic and international product offerings. Mohammed and I look forward to working with the team at Cordia to rapidly expand our prepaid services business through organic growth and strategic acquisitions. In addition, we are particularly excited about the opportunity to apply the business models we have previously used with great success in the domestic market to international markets by taking advantage of Cordia’s unique international IP communications capabilities, presence, and peering partnerships.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp., CordiaIP Corp., My Tel Co, Inc., Northstar Telecom, Inc., and Cordia International Corp. offers business, residential, and wholesale customers local and long distance telecommunications services in more than sixty (60) countries utilizing traditional wireline and Voice over Internet Protocol (“VoIP”) technologies.  In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

     Cordia Corporation

     Kevin Griffo, 866-777-7777

     kgriffo@cordiacorp.com